Exhibit 99

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	FD Investors: Eric Boyriven, Alexandra Tramont For Immediate Release Media: Evan Goetz 212-850-5600

L-3 ANNOUNCES SECOND QUARTER 2007 RESULTS

•	Second quarter diluted earnings per share increases by 273% to $1.49 (growth of 20.2% before certain 2006 second quarter charges)

•	Second quarter net sales increases 10.5% to $3.4 billion

•	Second quarter net cash from operating activities increases 34.6% to $387 million

•	Record funded backlog of $9.4 billion at June 30, 2007

•	Increased financial guidance for 2007 net sales, diluted earnings per share and cash flow

NEW YORK, NY, July 26, 2007 — L-3 Communications (NYSE: LLL) today reported second quarter 2007 net income of $188 million and diluted earnings per share (EPS) of $1.49, compared to $50 million, or $0.40 in the 2006 second quarter. Net sales increased 10.5% to $3.4 billion, including organic sales growth(1) of 7.5%, compared to $3.1 billion in 2006. Second quarter 2007 net cash from operating activities was $387 million and free cash flow(2) was $349 million.

‘‘I am very pleased to report strong results for the second quarter of 2007,’’ said Michael T. Strianese, President and Chief Executive Officer of L-3. ‘‘Our businesses performed well across all segments and we generated record quarterly free cash flow of $349 million. We also ended the quarter with record funded backlog of $9.4 billion. I am particularly proud of our strong orders performance and our wins as prime contractor on both the Joint Cargo Aircraft program and the U.K. Project HELIX program. In addition, our protest of the linguist contract was sustained and the contract has been extended to September 9, 2007. Our robust cash flow has enabled us to repurchase 2.7 million shares of our common stock since the inception of our share repurchase program in December 2006 for an aggregate price of $226 million, with $50 million purchased in the second quarter.’’

Mr. Strianese continued, ‘‘We enter the second half of 2007 with significant opportunities to continue to win new business and deploy the company’s free cash flow to increase shareholder value through acquiring attractively priced businesses and repurchasing our common stock.’’

Notes:
(1)	Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.
(2)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

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L-3 Announces Results for the 2007 Second Quarter	Page 2

For the 2007 second quarter, consolidated net sales increased 10.5%, or $324 million, to $3.4 billion from $3.1 billion for the 2006 second quarter. Consolidated organic sales growth of 7.5%, or $231 million, was driven primarily by continued strong demand for government services, base support operations, aircraft modernization, networked communications systems and several specialized product areas, including power and control systems, microwave products, electro-optic/infrared (EO/IR) products, undersea warfare products and simulation devices. The increase in consolidated net sales from acquired businesses was $93 million, or 3.0%.

The company’s results for the 2007 second quarter compared to the 2006 second quarter were significantly impacted by two 2006 second quarter charges described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006. First, the company recorded a pre-tax litigation charge of $129 million ($78 million after income taxes, or $0.63 per share) in connection with an adverse jury verdict rendered against the company in May 2006. Second, the company recorded a pre-tax charge of $39 million ($26 million after income taxes, or $0.21 per share) in connection with the company’s voluntary review of its past stock option granting practices and the related accounting. These two charges are collectively referred to herein as the ‘‘2006 Charges’’.

For the 2007 second quarter compared to the 2006 second quarter, consolidated operating income increased to $355 million from $148 million and operating income as a percentage of sales (operating margin) increased to 10.4% from 4.8%. Before giving effect to the 2006 Charges, consolidated operating income would have increased by $38 million, or 12.0%, to $355 million for the 2007 second quarter from $317 million for the 2006 second quarter, and consolidated operating margin would have increased by 0.1 percentage points to 10.4 % from 10.3%. As described more fully below in Segment Results, operating margins improved for the Aircraft Modernization and Maintenance (AM&M) and Specialized Products segments, was unchanged for the Government Services segment and declined for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment.

Interest and other income was $8 million for the 2007 second quarter, compared to $2 million for the 2006 second quarter. The increase was primarily due to interest income on higher cash balances and earnings on certain equity investments. Interest expense for the 2007 second quarter was $74 million, compared to $73 million for the 2006 second quarter.

The effective income tax rate for the 2007 second quarter was 34.4%, and included a reduction in the company’s income tax provision for the reversal of previously accrued amounts, primarily interest related to the 2002 U.S. Federal income tax return. Excluding this reduction, the 2007 second quarter effective income tax rate would have been 36.7%. The effective income tax rate for the 2006 second quarter was 33.6%. Without the effects of the 2006 Charges, the 2006 second quarter effective income tax rate would have been 36.9%. Excluding the aforementioned items that affected the income tax provision for both periods, the effective income tax rate declined by 0.2 percentage points and was primarily attributable to the enactment of the U.S. Federal income tax credits for research and experimentation activities in December 2006.

For the 2007 second quarter, diluted EPS increased by $1.09, or 273%, to $1.49 per share, compared to $0.40 per share for the 2006 second quarter. Net income for the 2007 second quarter increased by $138 million, or 278%, to 188 million, compared to $50 million for the 2006 second quarter. Before giving effect to the 2006 Charges, diluted EPS would have increased by $0.25, or 20.2%, compared to $1.24 per share for the 2006 second quarter and net income would have increased by $34 million, or 22.5%, compared to $154 million for the 2006 second quarter.

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L-3 Announces Results for the 2007 Second Quarter	Page 3

Funded orders for the 2007 second quarter increased 10.0% to $3.4 billion from $3.1 billion for the 2006 second quarter. Funded backlog at June 30, 2007 increased 7.3% to $9.4 billion from $8.7 billion at December 31, 2006. Highlights of contract awards for the second quarter of 2007 include:

•	The U.S. Department of Defense (DoD) awarded a prime contract to L-3 to build a minimum of 78 C-27J Joint Cargo Aircraft (JCA) for the U.S. Army and the U.S. Air Force. The Raytheon Company, the losing competitor, filed a protest with the U.S. Government Accountability Office, and L-3 is currently under a stop work order, pending the outcome of the protest.

•	The United States Special Operations Command (USSOCOM) increased the ceiling of the previously awarded indefinite delivery/indefinite quantity contract to provide services and time sensitive logistical products to the USSOCOM and its major subordinate commands.

•	The United Kingdom’s Ministry of Defence selected L-3 as prime contractor for the project HELIX Demonstration and Manufacture contract.

•	The Australian Government’s Defence Materiel Organisation awarded L-3 a contract to upgrade the Hydrographic Survey Suite in the Royal Australian Navy’s PALUMA class Survey Motor Launches.

•	The U.S. Department of State (DoS) selected L-3 as an awardee for the DoS Global Peace Operations Initiative contract to provide peacekeeping support training services worldwide.

•	Airbus selected Aviation Communication and Surveillance Systems, LLC, an L-3 and Thales Company, to install its integrated surveillance package on the A320/A330/A340 family of aircraft.

•	The U.S. Navy awarded L-3 a contract to integrate new and existing technology into the next generation NP-3C instrumented range support aircraft.

•	The U.S. Naval Sea System Command (NAVSEA) awarded L-3 a follow-on five-year Foreign Military Sales (FMS) Contract to support the U.S. Navy’s Boat and Craft FMS program.

Net cash from operating activities for the 2007 second quarter increased 34.6% to $387 million from $287 million for the 2006 second quarter. Free cash flow for the 2007 second quarter increased by 41.3% to $349 million from $247 million for the 2006 second quarter.

YEAR TO DATE RESULTS

For the 2007 first half, consolidated net sales increased by $720 million, or 12.0%, to $6.7 billion from $6.0 billion for the 2006 first half. Consolidated organic sales growth of 8.3%, or $497 million, was driven primarily by strong demand for government services, base support operations, aircraft modernization, networked communications systems and several specialized products, primarily power and control systems, EO/IR products, propulsion systems, undersea warfare products and homeland security products. The increase in consolidated net sales from acquired businesses was $223 million, or 3.7%.

Consolidated operating income increased to $681 million for the 2007 first half, compared to $437 million for the 2006 first half and operating margin increased to 10.2% from 7.3%. Excluding the 2006 Charges, consolidated operating income would have increased by $76 million, or 12.5%, to $681 million for the 2007 first half from $605 million for the 2006 first half, and consolidated operating margin would have increased by 0.1 percentage points to 10.2% for the 2007 first half compared to 10.1% for the 2006 first half. As described more fully below in Segment

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L-3 Announces Results for the 2007 Second Quarter	Page 4

Results, operating margins improved in the Government Services, AM&M and Specialized Products segments. These improvements were primarily offset by lower margins in the C3ISR segment.

Interest and other income was $13 million for the 2007 first half, compared to $8 million for the 2006 first half. This increase was driven by factors similar to those for the 2007 second quarter. In addition, the 2006 first half included $4 million of interest income on the settlement of a claim. Interest expense for the 2007 first half increased by $2 million, or 1.2%, to $147 million, compared to $145 million for the 2006 first half.

The effective income tax rate for the 2007 first half was 35.4%, and included a reduction in the company’s income tax provision for the reversal of previously accrued amounts, primarily interest related to the 2002 U.S. Federal income tax return. Excluding this reduction, the 2007 first half effective income tax rate would have been 36.6%. The effective income tax rate for the 2006 first half was 36.1%. Without the effects of the 2006 Charges, the 2006 first half effective income tax rate would have been 36.9%. Excluding the aforementioned items that affected the income tax provision for both periods, the effective income tax rate declined by 0.3 percentage points and was primarily attributable to the enactment of the U.S. Federal income tax credits for research and experimentation activities in December 2006.

For the 2007 first half, diluted EPS increased by $1.25 to $2.77 per share, compared to $1.52 per share for the 2006 first half. Net income for the 2007 first half increased by $161 million to $350 million, compared to $189 million for the 2006 first half. Excluding the 2006 Charges, diluted EPS would have increased by $0.41, or 17.4%, to $2.77 per share for the 2007 first half, compared to $2.36 per share for the 2006 first half, and net income for the 2007 first half would have increased by $58 million, or 19.8%, to $350 million from $292 million for the 2006 first half.

Funded orders for the 2007 first half increased 13.6% to $7.3 billion from $6.5 billion for the 2006 first half.

Net cash from operating activities for the 2007 first half increased by 28.6% to $610 million from $475 million for the 2006 first half. Free cash flow for the 2007 first half increased by 33.5% to $545 million from $408 million for the 2006 first half.

The company’s cash and cash equivalents increased by $183 million to $531 million at June 30, 2007 from $348 million at December 31, 2006. The increase was principally due to the company’s free cash flow, partially offset by repurchases of the company’s common stock, dividends and business acquisitions.

Total debt at June 30, 2007 remained unchanged from December 31, 2006 at $4.5 billion. Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were $788 million at June 30, 2007.

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L-3 Announces Results for the 2007 Second Quarter	Page 5

SEGMENT RESULTS

The following discussion compares the operating results for the 2007 second quarter and first half to the corresponding periods in 2006 for each of the company’s segments.

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Second Quarter		Increase / (decrease)		First Half		Increase / (decrease)
($ in millions)	2007	2006			2007	2006
Net sales	$527.4	$510.2	$17.2		$1,081.2	$976.9	$104.3
Operating income	54.9	54.0	0.9		104.6	107.5	(2.9)
Operating margin	10.4%	10.6%	(0.2	)ppts	9.7%	11.0%	(1.3	)ppts

C3ISR net sales for the 2007 second quarter increased by 3.4% compared to the 2006 second quarter. Organic sales declined by 1.9%, reflecting lower ISR systems sales, primarily due to the quarterly timing of certain aircraft deliveries between the 2007 first half and the 2006 first half. This sales decline was partially offset by continued strong demand from the DoD for networked communications systems. Sales of secure communications products were unchanged. The increase in net sales from acquired businesses was 5.3%, primarily due to the acquisition of TRL Electronics plc (TRL) on July 12, 2006.

C3ISR operating income for the 2007 second quarter increased by 1.7% compared to the 2006 second quarter, primarily because of higher sales volume. Operating margin for the 2007 second quarter declined by 0.2 percentage points to 10.4% compared to the 2006 second quarter principally due to the TRL acquired business.

For the 2007 first half, C3ISR net sales increased by 10.7% compared to the 2006 first half. Organic sales growth was 5.0%, reflecting strong demand from the DoD for networked communications systems and ISR systems. The increase in net sales from acquired businesses was 5.7%, primarily due to the acquisition of TRL.

C3ISR operating income for the 2007 first half decreased by 2.7% compared to the 2006 first half, primarily because of lower operating margin, partially offset by higher sales volume. Operating margin for the 2007 first half decreased by 1.3 percentage points to 9.7% compared to the 2006 first half principally due to higher development costs for new secure communications products and higher sales volume on contracts with greater material content and complex work scope.

Government Services

	Second Quarter				First Half
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,085.0	$969.9	$115.1		$2,113.1	$1,868.7	$244.4
Operating income	100.9	90.2	10.7		193.0	167.0	26.0
Operating margin	9.3%	9.3%	—	ppts	9.1%	8.9%	0.2	ppts

Government Services net sales for the 2007 second quarter increased by 11.9% compared to the 2006 second quarter, primarily from volume on existing contracts and, in several cases, recent new business awards for linguist, intelligence, training and law enforcement services to support the U.S. military operations in Iraq and Afghanistan as well as the broader global war on terrorism. In addition, sales for communication software support, systems engineering, and other technical services to support U.S. Army communications and surveillance activities, and enterprise information technology support services for the USSOCOM were also higher because of growth on existing contracts and a recent new contract

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L-3 Announces Results for the 2007 Second Quarter	Page 6

award. The World Wide Linguist Support Services contract generated sales of $186 million for the 2007 second quarter.

Government Services operating income for the 2007 second quarter increased by 11.9% compared to the 2006 second quarter. The increase in operating income resulted from higher sales volume. Operating margin for the 2007 second quarter remained at 9.3% compared to the 2006 second quarter. Lower indirect costs were offset by higher volume on lower margin contracts.

For the 2007 first half, Government Services net sales increased by 13.1% compared to the 2006 first half, operating income increased by 15.6% compared to the 2006 first half and operating margin increased by 0.2 percentage points. These increases were primarily driven by factors similar to those for the 2007 second quarter.

Aircraft Modernization and Maintenance (AM&M)

	Second Quarter				First Half
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$637.9	$546.2	$91.7		$1,274.7	$1,108.0	$166.7
Operating income	65.2	52.5	12.7		127.4	103.9	23.5
Operating margin	10.2%	9.6%	0.6	ppts	10.0%	9.4%	0.6	ppts

AM&M net sales for the 2007 second quarter increased by 16.8% compared to the 2006 second quarter. Organic sales growth was 11.3%, driven primarily by increased volume for base support operations related to continued support of U.S. military operations, continued growth on the Canadian Maritime Helicopter Program (MHP), and recent new business to modify C-130 aircraft for international customers. These increases were partially offset by a competitive loss of a contract in June 2006 to provide maintenance and support services for U.S. Navy fixed-wing training aircraft. The increase in net sales from acquired businesses was 5.5%, primarily due to the acquisition of Crestview Aerospace Corporation (Crestview) on June 29, 2006.

AM&M operating income for the 2007 second quarter increased by 24.2% compared to the 2006 second quarter. The increase in operating income was due to higher sales and higher operating margin. Operating margin increased by 0.7 percentage points primarily due to improved contract performance and increased sales volume. Acquired businesses reduced operating margin by 0.1 percentage points.

For the 2007 first half, AM&M net sales increased by 15.0% compared to the 2006 first half. Organic sales growth was 9.4%, driven by factors similar to those for the 2007 second quarter. The increase in net sales from acquired businesses was 5.6%, primarily due to the acquisition of Crestview.

AM&M operating income for the 2007 first half increased by 22.6% compared to the 2006 first half. The increase in operating income was due to higher sales and higher operating margin. Operating margin increased by 0.7 percentage points primarily driven by factors similar to those for the 2007 second quarter. Acquired businesses reduced operating margin by 0.1 percentage points.

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L-3 Announces Results for the 2007 Second Quarter	Page 7

Specialized Products

	Second Quarter				First Half
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,157.2	$1,057.1	$100.1		$2,238.2	$2,033.6	$204.6
Operating income	133.7	119.9	13.8		255.8	226.6	29.2
Operating margin	11.6%	11.3%	0.3	ppts	11.4%	11.1%	0.3	ppts

Specialized Products net sales for the 2007 second quarter increased by 9.5% compared to the 2006 second quarter. Organic sales growth was 6.1%, reflecting higher sales volume for (1) power and control systems products due to recent new business awards from the U.S. Navy for power conversion and switching products and service life extensions for landing craft air cushion (LCAC) amphibious vehicles and from commercial ship builders, (2) microwave products primarily due to deliveries of mobile communications systems for the U.S. military, and (3) EO/IR products, undersea warfare products, simulation devices and advanced mine detection systems primarily related to new contracts. These increases were partially offset by sales declines in airport security products to foreign customers, and in precision engagement products due to contracts nearing completion. The increase in net sales from acquired businesses was 3.4%, primarily due to the acquisitions of SSG Precision Optronics, Inc. (SSG) and Nautronix Defence Group (Nautronix) on June 1, 2006, and Global Communications Solutions, Inc. on May 4, 2007.

Specialized Products operating income for the 2007 second quarter increased by 11.5% compared to the 2006 second quarter. The increase in operating income was due to higher sales volume and higher operating margin. Operating margin for the 2007 second quarter increased by 0.4 percentage points, primarily because of improved contract performance related to several business areas. Acquired businesses reduced operating margin by 0.1 percentage points.

For the 2007 first half, Specialized Products net sales increased by 10.1% compared to the 2006 first half. The increase in net sales from acquired businesses was 5.2%, mainly due to the acquisitions of SAM Electronics GmbH on January 31, 2006, and SSG and Nautronix. Organic sales growth was 4.9%, driven by factors similar to those for the 2007 second quarter as well as higher sales volume for combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in Iraq. These increases were partially offset by declines in simulation devices and microwave products due to timing of certain deliveries.

Specialized Products operating income for the 2007 first half increased by 12.9% compared to the 2006 first half. The increase in operating income was due to higher sales volume and higher operating margin. Operating margin for the 2007 first half increased by 0.7 percentage points, primarily because of improved contract performance. Acquired businesses reduced operating margin by 0.4 percentage points.

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L-3 Announces Results for the 2007 Second Quarter	Page 8

Financial Outlook

Based on information known as of today, including completed business acquisitions, the company revised its financial guidance for the year ending December 31, 2007, as follows:

2007 Financial Guidance
(dollars in billions, except per share data)
Net sales	$13.4 to $13.5
Operating margin	approximately 10.5%
Effective tax rate	approximately 36.1%
Diluted EPS	$5.72 to $5.82

Net cash from operating activities	$1.22
Less: Capital expenditures, net of disposition of property, plant and equipment	0.17
Free cash flow	$1.05

Note:	The 2007 Guidance assumes that the company’s Linguist Contract continues through September 9, 2007. If the Linguist Contract is extended beyond September 9, 2007, it will result in higher sales and diluted earnings per share, and lower operating margin. The net cash from operating activities and free cash flow guidance for the year ending December 31, 2007 are before a possible payment of an adverse jury verdict up to $76 million, net of taxes.

The company also updated sales and operating margin guidance for its segments for the year ending December 31, 2007, which are provided below:

2007 Guidance
(dollars in billions)
Segment Sales

C3ISR	$2.2 to $2.3
Government Services	$3.9 to $4.0
AM&M	$2.4 to $2.5
Specialized Products	$4.8 to $4.9
Consolidated	$13.4 to $13.5

Segment Operating Margin

C3ISR	10.0% to 10.5%
Government Services	9.5% to 10.0%
AM&M	9.5% to 10.0%
Specialized Products	11.5% to 12.0%
Consolidated	approximately 10.5%

Note:	The 2007 Guidance does not include sales and operating income from the Linguist Contract after September 9, 2007. While any additional Linguist Contract sales result in higher sales and diluted earnings per share than included in the 2007 Guidance, they will reduce both the Consolidated and Government Services segment operating margins. Additionally, the 2007 sales guidance includes approximately $0.3 billion from completed business acquisitions.

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L-3 Announces Results for the 2007 Second Quarter	Page 9

CONFERENCE CALL

In conjunction with this release, L-3 will host a conference call today, Thursday, July 26, 2007, at 11:00 AM EDT that will be simultaneously broadcast live over the Internet. Michael T. Strianese, President and Chief Executive Officer, Ralph D’Ambrosio, Vice President and Chief Financial Officer, and Cynthia Swain, Vice President – Corporate Communications, will host the call.

11:00 AM EDT
10:00 AM CDT
  9:00 AM MDT
  8:00 AM PDT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=40329

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 3878477), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs over 63,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, systems and subsystems. The company reported 2006 sales of $12.5 billion.

To learn more about L-3, please visit the company’s web site at www.L-3Com.com.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margin, total segment operating margin, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees; actual future interest rates, volatility and other assumptions used in the

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L-3 Announces Results for the 2007 Second Quarter	Page 10

determination of pension, benefits and stock options amounts; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business and economic conditions in the markets in which we operate; our ability to perform contracts on schedule; economic conditions, competitive environment and political conditions (including acts of terrorism); our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters or government investigations material to us to which we currently are, or to which we may become in the future, a party; anticipated cost savings from business acquisitions may not be fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, including Titan, and the impact on the final purchase price allocations; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 16 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

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L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Consolidated net sales	$3,407.5	$3,083.4	$6,707.2	$5,987.2
Consolidated cost of sales	3,052.8	2,766.8	6,026.4	5,382.2
Litigation Charge	—	129.0	—	129.0
Stock-Based Charge	—	39.2	—	39.2
Operating income	354.7	148.4	680.8	436.8
Interest and other income, net	8.2	2.0	13.3	8.0
Interest expense	73.6	72.9	146.6	144.8
Minority interests in net income of consolidated subsidiaries	2.6	2.5	5.3	4.9
Income before income taxes	286.7	75.0	542.2	295.1
Provision for income taxes	98.6	25.2	192.0	106.4
Net income	$188.1	$49.8	$350.2	$188.7
Earnings per share:
Basic	$1.51	$0.41	$2.81	$1.55
Diluted	$1.49	$0.40	$2.77	$1.52
Weighted average common shares
Basic	124.9	122.1	124.8	121.6
Diluted	126.4	124.1	126.2	123.8

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Segment Operating Data
Net Sales:
C3ISR	$527.4	$510.2	$1,081.2	$976.9
Government Services	1,085.0	969.9	2,113.1	1,868.7
AM&M	637.9	546.2	1,274.7	1,108.0
Specialized Products	1,157.2	1,057.1	2,238.2	2,033.6
Total	$3,407.5	$3,083.4	$6,707.2	$5,987.2
Operating income:(a)
C3ISR	$54.9	$54.0	$104.6	$107.5
Government Services	100.9	90.2	193.0	167.0
AM&M	65.2	52.5	127.4	103.9
Specialized Products	133.7	119.9	255.8	226.6
Total	$354.7	$316.6	$680.8	$605.0
Operating margin: (a)
C3ISR	10.4%	10.6%	9.7%	11.0%
Government Services	9.3%	9.3%	9.1%	8.9%
AM&M	10.2%	9.6%	10.0%	9.4%
Specialized Products	11.6%	11.3%	11.4%	11.1%
Total	10.4%	10.3%	10.2%	10.1%
Depreciation and amortization:
C3ISR	$9.9	$8.5	$19.3	$16.2
Government Services	8.1	7.3	16.1	15.9
AM&M	6.6	5.9	13.4	12.1
Specialized Products	27.1	25.6	52.6	47.7
Total	$51.7	$47.3	$101.4	$91.9
Cash flow data:
Net cash from operating activities	$386.6	$287.2	$610.5	$474.7
Net cash used in investing activities	(210.4)	(349.3)	(259.6)	(786.5)
Net cash (used in) from financing activities	(38.1)	73.7	(173.9)	102.1
Effect of exchange rate changes on cash	6.0	—	6.0	—
Net increase (decrease) in cash	$144.1	$11.6	$183.0	$(209.7)
Funded order data
C3ISR	$454.1	$405.9	$1,023.7	$1,085.7
Government Services	1,115.0	915.8	2,233.2	1,931.8
AM&M	612.3	696.6	1,310.9	1,280.1
Specialized Products	1,263.2	1,113.8	2,760.5	2,154.1
Total	$3,444.6	$3,132.1	$7,328.3	$6,451.7

	June 30, 2007	December 31, 2006
Period end data
Funded backlog	$9,381.9	$8,743.0
Cash and cash equivalents	$531.2	$348.2
Total debt	$4,535.7	$4,535.0
Minority interests	$89.8	$84.3
Shareholders’ Equity	$5,687.2	$5,305.9

______________

(a)

Reportable segment operating income and operating margin for the three and six month periods ended June 30, 2006 exclude the Litigation Charge of $129.0 million and Stock-Based Charge of $39.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating income	$354.7	$148.4	$680.8	$436.8
Add: Litigation Charge	—	129.0	—	129.0
Stock-Based Charge	—	39.2	—	39.2
Operating income excluding Litigation and Stock-Based Charges(b)	$354.7	$316.6	$680.8	$605.0

Net income	$188.1	$49.8	$350.2	$188.7
Add: Litigation Charge	—	78.2	—	78.2
Stock-Based Charge	—	25.5	—	25.5
Net income excluding Litigation and Stock-Based Charges(b)	$188.1	$153.5	$350.2	$292.4

Diluted earnings per share	$1.49	$0.40	$2.77	$1.52
Add: Litigation Charge	—	0.63	—	0.63
Stock-Based Charge	—	0.21	—	0.21
Diluted earnings per share excluding Litigation and Stock-Based Charges(b)	$1.49	$1.24	$2.77	$2.36

Net cash from operating activities	$386.6	$287.2	$610.5	$474.7
Less: Capital expenditures	(38.3)	(40.8)	(67.0)	(67.9)
Add: Dispositions of property, plant and equipment	0.9	0.8	1.8	1.7
Free cash flow(c)	$349.2	$247.2	$545.3	$408.5

______________

(b)

The company believes that the Litigation and Stock-Based Charges affect the comparability of the results of operations of the 2007 second quarter and first half to the results of operations for the 2006 second quarter and first half. The company also believes that disclosing operating income excluding the Litigation and Stock-Based Charges will allow investors to more easily compare the 2007 second quarter and first half results to the 2006 second quarter and first half results.

(c)

The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.